Exhibit 21



         Name of Subsidiary                          State of Incorporation
         ------------------                          ----------------------

         TSRC.Net, Inc.                                     Florida
         TSRC of Florida, Inc.                              Florida
         TSRC-BR Corporation                                Florida
         Technisource of Florida, Inc.                      Florida
         Technisource Hardware, Inc.                        Florida